Exhibit 99.1

NORTH BAY BANCORP LOGO


    Contact::        Terry L. Robinson, President & CEO


                     trobinson@northbaybancorp.com
                     707-252-5024


THE CEREGHINO GROUP LOGO
corporate investor relations

5333 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108

206.762.0993.


            NORTH BAY BANCORP'S SECOND QUARTER PROFITS INCREASE 19%,
            --------------------------------------------------------

            LOAN PORTFOLIO GROWS 30% AND CORE DEPOSITS INCREASE 20%
            -------------------------------------------------------


Napa, CA - July 21, 2004 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced profits grew 19% in the second quarter with 30% growth in the loan portfolio and 20% rise in core deposits from the previous year. Net income totaled $1.2 million, or $0.48 per diluted share in the second quarter, compared to $1.0 million, or $0.42 per diluted share in the second quarter of 2003. For the first six months of 2004, net income grew 18% to $2.2 million, or $0.90 per diluted share, compared to $1.9 million, or $0.78 per diluted share in the first half of 2003.

"The economy in the North Bay area continues to grow, with strength in construction, tourism, services and wine. Our franchise is located in the heart of California's wine country, with Napa County being home to over 300 wineries. The wine industry, which contributes an estimated $45 billion to the state's economy, is seeing improving conditions with prices firming and demand rising," commented Terry Robinson, President and CEO. "The strength in the economies of both Napa and Solano Counties is translating into solid demand for business loans and excellent deposit growth."

Second Quarter 2004 Financial Review and Operating Highlights (quarter ended 6/30/04 compared to 6/30/03)

     o    Net income increased 19% to $1.2 million.

     o    Pre-tax income rose 41% to $1.9 million.

     o    Earnings per diluted share increased 14% to $0.48.

     o    Revenues increased 19% to $6.4 million.

     o Commercial real estate loans grew 38% to $216 million and account for 64% of the loan portfolio.

     o Asset quality remained exemplary with no nonperforming assets at quarter end.

"Our tenth office, scheduled to open in American Canyon in August, marks the culmination of our branch expansion efforts over the past four years. The seven new offices opened since July 2000 have more than doubled our franchise and provided excellent opportunities for growth. American Canyon is a promising market for us with very strong activity in new housing construction, a growing population, a solid small business community and an inviting competitive banking environment," Robinson noted.

                                Operating Results


Revenues: Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, excluding securities gains, increased 19% to $6.4 million in the second quarter of 2004 from $5.4 million in the second quarter of 2003. In the first half of 2004, revenues increased 20% to $12.8 million from $10.6 million in the first half of 2003.

Net interest income increased 16% to $5.4 million in the second quarter of 2004 compared to $4.7 million in the second quarter of 2003 with interest income growing 15% and interest expense up 5%. In the first six months of 2004, net interest income rose 17% to $10.8 million from $9.2 million in the first half of 2003. Although there are no nonperforming loans, the second quarter provision for loan losses increased to $174,000 from $45,000 for the second quarter of last year, to compensate for growth in the overall loan portfolio. Year-to-date, the loan loss provision increased to $360,000 from $90,000 in the first half of 2003. Second quarter net interest income after the provision for loan losses increased 14% to $5.3 million compared to $4.6 million in the second quarter the previous year, and grew 15% to $10.5 million in the first half of the year from $9.1 million in the first half of 2003.

Net interest margin: "In the second quarter, we initiated a leverage strategy to take advantage of excess capital and improve return on equity with only modest interest rate risk for the overall transaction," said Lee-Ann Cimino, Chief Financial Officer. North Bay Bancorp increased borrowings by $19 million and invested the funds into its securities portfolio. This should boost net interest income by approximately $75,000 per quarter. While this strategy lowered net interest margin overall, it provides significant benefits at very moderate risk." Net interest margin was 4.80% in the second quarter and 5.01% in the first half of 2004, compared to 4.85% and 4.91% in the respective periods of 2003.

Non-interest income increased 19% to $1.3 million in the second quarter of 2004 from $1.1 million in the second quarter of 2003. Included in non-interest income are investment gains of $262,000 in the second quarter of 2004 compared with $331,000 in the second quarter of 2003. Year-to-date, non-interest income increased 20% to $2.2 million from $1.9 million for the first half of 2003. Investment gains for the first six months of the year totaled $262,000 and $430,000 for 2004 and 2003, respectively.

Non-interest expenses in the second quarter increased 6% to $4.6 million from $4.3 million in the second quarter of 2003. In the first six months of 2004, operating expenses increased 10% to $9.2 million from $8.3 million in the like period of 2003. The tax equivalent efficiency ratio in the second quarter improved to 67.15% compared to 73.81% in the second quarter last year, and dropped to 68.90% in the first half of 2004 from 73.55% in the first half of 2003. The efficiency ratio measures operating expenses as a percent of revenues.

Pre-tax Income increased 41% in the second quarter of 2004 to $1.9 million from $1.4 million in the second quarter of 2003. Pre-tax income rose 33% in the first half of the year to $3.5 million from $2.7 million in the first half of 2003.

Income taxes increased in the second quarter of 2004 reflecting higher earnings and changes in tax treatment of certain investments from a year ago. The tax provision increased to $740,000, or 38% of second quarter pre-tax income, compared to $366,000, or 27% of second quarter pre-tax income in 2003. For the first half of 2004, the provision for income tax was $1.3 million, or 36% of pre-tax income, compared to $752,000, or 28% of pre-tax income in the first half of 2003.

Earnings ratios improved with return on equity and return on assets up for the second quarter and first six months of 2004. "In the second quarter we streamlined our Board structure by consolidating the members of the Boards of The Vintage Bank and Solano Bank so that the identity of the members of the Boards of each Bank as well as of North Bay Bancorp are the same, and we initiated the process to combine the charters of the two banks," Robinson noted. "The benefits in terms of management time and reduced expenses are just beginning to accrue, and we are continuing to seek opportunities to improve operational efficiency." North Bay generated a return on average equity of 12.05% in the second quarter and 11.43% in the first half of 2004 compared to 11.11% and 10.57% in the respective periods of 2003. Return on average assets was 0.95% in the second quarter and 0.92% in the first half of 2004 compared to 0.95% in the second quarter and 0.91% in the first half of 2003.

                                  Balance Sheet
                                  -------------

Total assets were $522 million as of June 30, 2004, a 20% increase from June 30, 2003. Deposits grew 17% during the year to $449 million, with growth in both average balances and the number of new checking accounts. Loans, net of the allowance for loan losses, grew 30% to $334 million, up from $256 million from the second quarter last year. Book value per share was $16.70 per share compared to $16.52 per share at the end of the second quarter of 2003.

Asset quality remains excellent with no nonperforming loans as of June 30, 2004. The allowance for loan and lease losses was $3.8 million, or 1.11% of loans outstanding at quarter end, compared to $3.4 million or 1.29% of loans outstanding at the end of the second quarter of 2003. Net charge-offs year-to-date were $102,000, compared to $7,000 charged off in the first half of 2003.


                             ABOUT NORTH BAY BANCORP


North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California--The Vintage Bank based in Napa County and Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank, which opened for business in 1985, currently operates five banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The Bank's main office and two branch offices are located in the City of Napa. Vintage also has a branch in the City of St. Helena, a branch on Airport Road in the Southern industrial area of Napa County and an off-site ATM facility in Yountville. A sixth office located in American Canyon is scheduled to open in August 2004. Solano Bank, which opened in July 2000, operates offices in the primary cities along the I-80 corridor of Solano County. The Bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown
Fairfield. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins;
(3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

NORTH BAY BANCORP
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENT                                   3-Month Period Ended:                   6-Month Period Ended:
(in $000's, unaudited)                                 6/30/2004      6/30/2003     % Change    6/30/2004      6/30/2003   % Change
                                                       ---------      ---------     --------    ---------      ---------   --------
Interest Income                                      $     6,294    $     5,494      14.6%    $    12,358    $    10,855       13.8%
Interest Expense                                             859            819       4.9%          1,547          1,647       -6.1%
                                                     -----------    -----------               -----------    -----------
     Net Interest Income                                   5,435          4,675      16.3%         10,811          9,208       17.4%
Provision for Loan & Lease Losses                            174             45     286.7%            360             90      300.0%
                                                     -----------    -----------               -----------    -----------
    Net Interest Income after Loan Loss Provision          5,261          4,630      13.6%         10,451          9,118       14.6%
Service Charges                                              567            345      64.3%          1,120            699       60.2%
Loan Sale & Servicing Income                                  14             56     -75.0%             19             56      -66.1%
Bank Owned Life Insurance Income                              88             75      17.3%            192            183        4.9%
Other Non-Interest Income                                    326            252      29.4%            650            499       30.3%
Gain on Investments                                          262            331     -20.8%            262            430      -39.1%
                                                     -----------    -----------               -----------    -----------
    Total Non-Interest Income                              1,257          1,059      18.7%          2,243          1,867       20.1%
Salaries & Benefits                                        2,563          2,252      13.8%          5,067          4,558       11.2%
Occupancy Expense                                            344            318       8.2%            711            575       23.7%
Equipment Expense                                            515            295      74.6%          1,007            745       35.2%
Other Non-Interest Expenses                                1,149          1,446     -20.5%          2,383          2,448       -2.7%
                                                     -----------    -----------               -----------    -----------
    Total Non-Interest Expenses                            4,571          4,311       6.0%          9,168          8,326       10.1%
    Income Before Taxes                                    1,947          1,378      41.3%          3,526          2,659       32.6%
Provision for Income Taxes                                   740            366     102.2%          1,284            752       70.7%
                                                     -----------    -----------               -----------    -----------
     Net Income                                      $     1,207    $     1,012      19.3%    $     2,242    $     1,907       17.6%
                                                     ===========    ===========               ===========    ===========
------------------------------------------------------------------------------------------------------------------------------------
TAX DATA
Tax-Exempt Muni Income                               $       136    $       132       3.0%    $       296    $       292        1.4%
Tax-Exempt BOLI Income                               $        88    $        75      17.3%    $       192    $       183        4.9%
Interest Income - Fully Tax Equivalent               $     6,322    $     5,515      14.6%    $    12,454    $    10,958       13.7%
                                                     -----------    -----------               -----------    -----------
------------------------------------------------------------------------------------------------------------------------------------
NET CHARGE-OFFS (RECOVERIES)                         $        95    $        (1)     NM       $       102    $         7       NM
                                                     -----------    -----------               -----------    -----------
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA                                                   3-Month Period Ended:                   6-Month Period Ended:
(unaudited)                                            6/30/2004      6/30/2003     % Change    6/30/2004      6/30/2003   % Change
                                                       ---------      ---------     --------    ---------      ---------   --------
Basic Earnings per Share                             $      0.50    $      0.43      16.3%    $      0.93    $      0.81       14.8%
Diluted Earnings per Share                           $      0.48    $      0.42      14.3%    $      0.90    $      0.78       15.4%
Common Dividends                                     $      0.00    $      0.00               $      0.20    $      0.20        0.0%
Wtd. Avg. Shares Outstanding                           2,421,695      2,377,116                 2,404,823      2,364,384
Wtd. Avg. Diluted Shares                               2,499,822      2,430,420                 2,484,827      2,428,871
Book Value per Basic Share (EOP)                     $     16.70    $     16.52       1.1%    $     16.70    $     16.52        1.1%
Common Shares Outstanding. (EOP)                       2,417,572      2,282,521                 2,417,572      2,282,521
                                                     -----------    -----------               -----------    -----------

------------------------------------------------------------------------------------------------------------------------------------
KEY FINANCIAL RATIOS                                    3-Month Period Ended:                     6-Month Period Ended:
(unaudited)                                           6/30/2004      6/30/2003                  6/30/2004      6/30/2003
                                                      ---------      ---------                  ---------      ---------
Return on Average Equity                                 12.05%        11.11%                      11.43%         10.57%
Return on Average Assets                                  0.95%         0.95%                       0.92%          0.91%
Net Interest Margin (Tax-Equivalent)                      4.80%         4.85%                       5.01%          4.91%
Efficiency Ratio (Tax-Equivalent)                        67.15%        73.81%                      68.90%         73.55%

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES                                             3-Month Period Ended:                       6-Month Period Ended:
(in $000's, unaudited)                                 6/30/2004      6/30/2003     % Change    6/30/2004      6/30/2003   % Change
                                                       ---------      ---------     --------    ---------      ---------   --------
Average Assets                                       $   512,194    $   432,183      18.5%    $   489,237    $   422,844       15.7%
Average Earning Assets                               $   456,352    $   386,969      17.9%    $   435,713    $   378,968       15.0%
Average Gross Loans & Leases                         $   344,421    $   268,922      28.1%    $   329,081    $   257,598       27.7%
Average Deposits                                     $   442,839    $   378,720      16.9%    $   427,678    $   371,206       15.2%
Average Equity                                       $    40,300    $    36,938       9.1%    $    39,449    $    36,393        8.4%
NM: not meaningful
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STATEMENT OF CONDITION                                   End of Period:
(in $000's, unaudited)                       6/30/2004    6/30/2003   Annual Chg
                                             ---------    ---------   ----------
ASSETS
Cash and Due from Banks                      $  35,840    $  27,659      29.6%
Securities and Fed Funds Sold                  108,139      109,157      -0.9%
                                             ---------    ---------
--------------------------------------------------------------------------------
Commercial & Industrial                         57,869       51,755      11.8%
Commercial Secured by Real Estate              215,819      156,732      37.7%
Real Estate                                      6,233        8,068     -22.7%
Construction                                    27,114       20,473      32.4%
Consumer                                        32,470       24,012      35.2%
                                             ---------    ---------
    Gross Loans & Leases                       339,505      261,040      30.1%
Deferred Loan Fees                              (1,365)      (1,227)     11.2%
                                             ---------    ---------
    Loans & Leases Net of Deferred Fees        338,140      259,813      30.1%
Allowance for Loan & Lease Losses               (3,782)      (3,373)     12.1%
                                             ---------    ---------
    Net Loans & Leases                         334,358      256,440      30.4%
Loans Held-for-Sale                             18,855       19,538      -3.5%
Investment in Subsidiary                           310         --       100.0%
Bank Premises & Equipment                       10,691       11,166      -4.3%
Other Assets                                    13,636       11,484      18.7%
                                             ---------    ---------
     Total Assets                            $ 521,829    $ 435,444      19.8%
                                             =========    =========

LIABILITIES & CAPITAL
Demand Deposits                              $ 114,657    $ 102,107      12.3%
NOW / Savings Deposits                         136,183      117,805      15.6%
Money Market Deposits                          119,461       89,861      32.9%
Time Certificates of Deposit                    78,492       74,666       5.1%
                                             ---------    ---------
    Total Deposits                             448,793      384,439      16.7%

Long Term Borrowings                            19,000         --       100.0%
Trust Preferred Securities                      10,310       10,000       3.1%
                                             ---------    ---------
    Total Deposits & Interest Bearing Liab     478,103      394,439      21.2%

Other Liabilities                                3,364        3,300       1.9%
Total Capital                                   40,362       37,705       7.0%
                                             ---------    ---------
    Total Liabilities & Capital              $ 521,829    $ 435,444      19.8%
                                             =========    =========
--------------------------------------------------------------------------------
CREDIT QUALITY DATA                               End of Period:
(in $000's, unaudited)                       6/30/2004   6/30/2003
                                             ---------   ---------
Non-Accruing Loans                           $   --      $   --
Over 90 Days PD and Still Accruing                0           0
Other Real Estate Owned                           0           0
                                             ---------   ---------
    Total Non-Performing Assets              $   --      $   --
                                             ---------   ---------
--------------------------------------------------------------------------------
Non-Performing Loans to Total Loans             0.00%       0.00%
Non-Performing Assets to Total Assets           0.00%       0.00%
Allowance for Loan Losses to Loans              1.11%       1.29%

--------------------------------------------------------------------------------
OTHER PERIOD-END STATISTICS                     End of Period:
(unaudited)                                 6/30/2004   6/30/2003
                                            ---------   ---------
Shareholders' Equity / Total Assets              7.7%        8.7%
Loans / Deposits                                75.6%       67.9%
Non-Interest Bearing Deposits /
   Total Deposits                               25.5%       26.6%
--------------------------------------------------------------------------------


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